Exhibit 4.8

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

EMERALD HOLDING, INC.

24,388,014 Shares of 7% Series A Convertible Participating Preferred Stock

Offered Pursuant to Rights Distributed to Record Stockholders of

Emerald Holding, Inc.

            , 2020

To Our Clients:

Enclosed for your consideration are the Prospectus, dated             , 2020 (the “Prospectus”), and the “Instructions for Use of Emerald Holding, Inc. Subscription Rights Certificates” relating to the offering (the “Rights Offering”) by Emerald Holding, Inc. (the “Company”) of shares of 7% Series A Convertible Participating Preferred Stock, with a par value of $0.01 per share (the “Series A Preferred Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of common stock of the Company (“Common Stock”), at 5:00 p.m., New York City time, on             , 2020 (the “Record Date”). The shares of Series A Preferred Stock will initially be convertible into shares of Common Stock at a conversion price of $3.52 per share, subject to adjustment upon the occurrence of certain events. The Rights are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of 24,388,014 shares of Series A Preferred Stock pursuant to the Prospectus. The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on             , 2020, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

Please note that since you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, you must exercise your Rights before 2:15 p.m., New York City time, on the Expiration Date.

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock carried by us in your account as of the Record Date.

Each Right will allow the holder thereof to subscribe for one share of Series A Preferred Stock (the “Subscription Right”) at the cash price of $5.60 per share (the “Subscription Price”). As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,000 Rights pursuant to your Subscription Right, and you would have the right to purchase 1,000 shares of Series A Preferred Stock in the Rights Offering pursuant to your Subscription Right. See “The Rights Offering—Subscription Rights” in the Prospectus.

The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”). Rights may not be sold, transferred or assigned; provided, however, that Rights are transferable by operation of law (for example, a transfer of Rights to the estate of a recipient upon the recipient’s death).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Series A Preferred Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Subscription Right, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Series A Preferred Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the instruction form attached to this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON LLC, THE INFORMATION AGENT, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: (866) 856-6388.